Lake Shore Bancorp, Inc. 10-K

Exhibit 21.1

Subsidiaries of Lake Shore Bancorp, Inc.

Company	Percent Owned

Lake Shore Savings Bank	100.0% by Lake Shore Bancorp, Inc.